Exhibit 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden Communications
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(214) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

DALLAS, TX, November 13, 2008 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported financial results for the third quarter and nine months ended September 30, 2008.

USHS reported revenues for the third quarter ended September 30, 2008 of $35.0 million, an increase of 2.1% as compared to $34.2 million in the third quarter last year. Revenues from the Company’s deck products declined $4.8 million as compared to the prior year quarter reflecting the phase out of the product offering.

As previously reported, on February 28, 2008, the Company and The Home Depot mutually agreed to terminate the installed deck program under their service provider agreement (SPA). As a result, in February 2008 the Company ceased offering deck products in the Midwest, Boston, Connecticut, Virginia Beach and Atlanta markets and in October 2008 the Company ceased offering deck products in its remaining markets in Northern Virginia, Maryland, Philadelphia, New Jersey and New York.

“We had planned to return to marketing deck products under our own Designer Deck brand in the Northern Virginia, Maryland, Philadelphia and New Jersey markets after we had completed the phase-out in The Home Depot stores”, stated Murray Gross, chairman and chief executive officer. “However, due to a number of factors we have decided to cease offering deck products. We will complete the installation of all existing deck orders and thereafter we intend to offer for sale our Woodbridge, Virginia deck manufacturing facility and equipment. In connection with our decision to cease offering deck products, we expect to incur charges of approximately $150,000 in the fourth quarter of 2008 related to increased depreciation of certain manufacturing equipment due to a change in the remaining estimated useful life, severance costs and other shutdown related expenses. We do not expect an impairment charge related to our Woodbridge manufacturing facility.”

Excluding deck products, revenues increased $5.5 million, or 21.6% to $31.2 million in the third quarter 2008 as compared to $25.6 million in the same quarter last year. Of this increase, revenues from markets that were opened in 2008 contributed $1.2 million and revenues in markets opened greater than one year increased $4.3 million.

Net income from continuing operations was $600,000, or $0.08 per share for the three months ended September 30, 2008, as compared to $1.2 million, or $0.15 per share for the same period last year. The Company’s operating expenses increased from $15.8 million in the third quarter 2007 to $17.3 million in the third quarter 2008. “Although a substantial portion of our operating costs are sales and marketing expenses that vary with revenues, our marketing cost to acquire a new customer has increased resulting in higher marketing cost and reduced net income,” commented Mr. Gross. “Additionally, our operating costs have increased from the addition of new sales and installation centers in markets we opened in 2008.”

For the third quarter ended September 30, 2008, USHS reported new orders of $30.8 million as compared with $30.9 million in the third quarter last year. New orders reflected a decline of $2.6 million for deck products. “Excluding deck products, new orders increased $2.4 million, or 9.0%”, said Mr. Gross. “Approximately $1.2 million of the increase resulted from new markets we opened in 2008. The remaining $1.2 million increase occurred in markets that were opened greater than one year. We believe the increase reflects the continued strength of our kitchen refacing product line, especially in the current environment where we offer an economical solution to kitchen updating. Our in-store marketing program, which we initiated in June of last year, is continuing to drive increased customer interest in our products.”

“Despite the success of our in-store marketing program, we believe that continuing economic pressures, including the softness in the housing market, uncertainty in the credit markets, rising unemployment and higher energy prices, have had an adverse affect on our generation of new orders and that these macro economic conditions will persist throughout 2009,” said Mr. Gross. “During the current period we have experienced a sharp increase in the number of customers who were declined financing for their home improvement project, thereby adversely impacting our new orders.”

Mr. Gross concluded, “We will continue, on an exclusive basis, to offer our kitchen and bath refacing products to The Home Depot customers in designated markets. During the fourth quarter of 2008 we will expand our bath product offering into south Florida, including markets in Fort Lauderdale, Miami and Palm Beach County encompassing approximately 44 The Home Depot stores. In addition, since July 2008 we and The Home Depot have been testing a pilot program in the Dallas market to offer a new range of home storage organization products for closets and garages. We are currently working with The Home Depot to provide for a roll out of these products to be offered in certain markets where we currently offer our kitchen refacing products. We anticipate we will begin this roll out in the first quarter of 2009 and complete the roll out in the third quarter of 2009. Home organization storage systems, including closet and garage systems, are a growing product category that fits well with our product mix. We are excited and confident about our opportunity to work with The Home Depot to expand our product offering to products which have the potential for scaling across our larger market presence.”

For the nine months ended September 30, 2008, revenues increased 9.0% to $102.4 million as compared to $93.9 million in the nine months ended September 30, 2007. Net income was $1.3 million, or $0.17 per share for the nine months ended September 30, 2008, as compared to $103,000, or $0.01 per share for the same period last year. Net income in 2007 included a loss of $2.7 million from the Company’s consumer finance subsidiary which was sold in September 2007. Results of the finance subsidiary are reported as discontinued operations. Net income from continuing operations was $1.3 million, or $0.17 per share for the nine months ended September 30, 2008, as compared to $2.8 million, or $0.34 per share for the same period last year.

The Company completed the quarter with cash and cash equivalents of $10.3 million, or $1.36 of cash per share, as of September 30, 2008. Working capital was $16.9 million and the Company had a current ratio of 2.8 to 1. Total outstanding debt was $2.7 million at September 30, 2008 compared to $2.9 million at December 31, 2007. Shareholder’s equity as of September 30, 2008 increased 3.7% to $23.6 million from $22.8 million at December 31, 2007.

In August 2007, USHS initiated a stock repurchase program to repurchase up to $5 million of the Company’s outstanding stock. Under this program, through December 31, 2007, the Company made repurchases of 737,093 shares at a cost of approximately $4,985,000. On March 13, 2008, the Company’s Board of Directors authorized an additional repurchase of the Company’s outstanding stock up to $2 million. Any repurchase under the Company’s stock repurchase program may be made in the open market at such times and such prices as the Company may determine appropriate. During the three and nine months ended September 30, 2008, the Company repurchased 111,587 and 168,327 shares of its common stock having a value of $410,000 and $639,000, respectively.

Conference Call Information

Management of USHS will hold a conference call on November 13, 2008 at 4:30 p.m. ET to discuss its third quarter 2008 financial results.

Interested parties may access the call by calling 800-762-8908 from within the United States, or 480-248-5081 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through November 20, 2008, and can be accessed by dialing 800-406-7325 (U.S.), 303-590-3030 (Int’l), pass code 3938401.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until December 13, 2008 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling. The Company manufactures its own cabinet refacing products and bathroom cabinetry.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

USHS REPORTS THIRD QUARTER 2008 RESULTS

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations (In thousands, except shares and per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues	$34,982	$34,249	$102,414	$93,934
Cost of remodeling contracts	16,701	16,489	48,649	44,265
Gross profit	18,281	17,760	53,765	49,669

Costs and expenses:
Branch operations	2,319	2,081	6,823	5,907
Sales and marketing expense	12,404	11,153	36,673	31,966
General and administrative	2,564	2,569	8,096	7,373
Total costs and expenses	17,287	15,803	51,592	45,246
Operating income	994	1,957	2,173	4,423
Interest expense	44	54	128	153
Other income	42	100	115	370
Income from continuing operations before income taxes	992	2,003	2,160	4,640
Income tax expense	392	767	844	1,795
Income from continuing operations	600	1,236	1,316	2,845
Loss on discontinued operations	—	(2,466)	(1)	(2,742)
Net income (loss)	$600	$(1,230)	$1,315	$103

Net income (loss) per common share – basic and diluted:
Continuing operations	$0.08	$0.15	$0.17	$0.34
Discontinued operations	0.00	(0.30)	0.00	(0.33)
Net income (loss) per common share – basic	$0.08	$(0.15)	$0.17	$0.01

Number of weighted-average shares of common stock outstanding – basic	7,560,231	8,228,691	7,602,870	8,264,984
Number of weighted-average shares of common stock outstanding – diluted	7,566,459	8,228,691	7,619,084	8,403,161

USHS REPORTS THIRD QUARTER 2008 RESULTS

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	September 30, 2008 (Unaudited)	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$8,259,399	$11,615,593
Marketable securities	2,009,115	—
Accounts receivable-trade, net of allowance for doubtful accounts of $129,130 and $131,383, respectively	5,349,228	3,792,553
Accounts receivable-other	407,523	99,027
Income tax receivable	564,481	1,059,143
Commission advances	1,075,534	1,324,855
Inventories	5,112,077	5,207,705
Prepaid expenses	1,182,224	850,376
Prepaid advertising and marketing	1,532,866	1,166,296
Deferred income taxes	624,617	645,404

Total current assets	26,117,064	25,760,952

Property, plant, and equipment, net	5,340,630	5,556,963
Goodwill	3,589,870	3,589,870
Other assets	592,705	399,359

Total assets	$35,640,269	$35,307,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,315,571	$5,822,989
Accrued wages, commissions, and bonuses	1,960,548	1,094,465
Federal and state taxes payable	964,008	748,519
Long-term debt, current portion	202,590	189,454
Other accrued liabilities	1,776,043	1,725,094

Total current liabilities	9,218,760	9,580,521

Deferred income taxes	295,450	295,450
Long-term debt, net of current portion	2,526,118	2,672,219

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 7,648,768 and 8,347,153 shares issued; 7,480,441 and 7,610,060 shares outstanding at September 30, 2008 and December 31, 2007, respectively	7,649	8,347
Additional paid-in capital	15,353,500	20,173,056
Retained earnings	8,878,008	7,562,857
Treasury stock, at cost	(639,216)	(4,985,306)

Total stockholders’ equity	23,599,941	22,758,954

Total liabilities and stockholders’ equity	$35,640,269	$35,307,144